Exhibit 10.6

[date]

__________________

__________________

__________________

Dear ________:

You (“Executive”) and Cell Therapeutics, Inc., a Washington corporation (“CTI” or the “Company”), previously entered into a Severance Agreement dated ___________ (the “Severance Agreement”). This letter agreement amends the Severance Agreement to the extent necessary to provide that the severance benefits set forth therein comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended. Except as otherwise amended pursuant to this letter agreement, the Severance Agreement remains in full force and effect. Any terms used but not otherwise defined herein shall have the meaning set forth in the Severance Agreement.

Sections 1 and 2 of the Severance Agreement are hereby amended and restated in their entirety as follows:

“1.	Termination of Employment. Subject to the Executive’s continuing obligations under the parties’ Employment Agreement (attached):

(a)	Termination for Cause; Death; Disability; Resignation Without Good Reason. If the Executive’s employment is terminated by CTI for Cause (as defined herein), or if the Executive resigns from employment hereunder, other than for Good Reason (as defined herein) or as a result of such Executive’s death or disability (as defined in CTI’s disability plan applicable to the Executive), the Executive shall be entitled only to receive: i) Severance Pay through and including the Severance Date; and ii) pay for all vacation time accrued as of the Severance Date.

(b)

Termination Without Cause; Resignation for Good Reason. If the Executive’s employment is terminated by CTI without Cause, or if the Executive resigns from Executive’s employment for Good Reason and provided that such termination constitutes a “separation from service” as defined in Treasury Regulation Section 1.409A-1(h) (“Separation”) and Executive executes and does not revoke a general release of all claims in the form prescribed by the Company and such release becomes effective within sixty (60) days of Executive’s Separation (the “Deadline”), the Executive shall be entitled to receive: (i) eighteen (18) months of Severance Pay; (ii) bonus pay equal to the greater of the average of the three prior years bonuses or 30% of base salary in effect upon Executive’s Severance Date; and (iii) pay for all vacation time accrued as of the Severance Date. The parties agree that the foregoing shall be paid as follows: (x) the Severance Pay provided in (i) above shall be paid in eighteen (18) equal installments pursuant to CTIs regular payroll procedures commencing on the Company’s first normal payroll date that occurs on or after the Deadline, (y) the bonus pay shall be paid on the first normal payroll date on or after the Deadline, and (z) the accrued but unused vacation shall be paid on the Severance Date. CTI shall continue to pay premiums to maintain any life insurance for Executive, existing and paid for by CTI as of the Severance Date, for eighteen (18) months following the Severance Date, with premium payments made on each regularly scheduled due date for such payments beginning with the first regularly scheduled due date that occurs on or after the Deadline Date (with any payments due prior to such time being made on such date). In addition, CTI shall reimburse the Executive for any costs incurred by the Executive in electing COBRA continuation coverage for the Executive and Executive’s covered dependents under CTI’s medical plan only for the period from the Severance Date until the earlier of: (1) a date eighteen (18) months after the Severance Date; or (2) a date on which the Executive is covered under the medical plan of another employer, which does not exclude pre-existing conditions. At Executive’s sole cost and expense, Executive may elect to exercise any disability insurance conversion originally available to Executive under the then existing group or individual disability insurance policies. In the event of a breach of the Inventions and Proprietary Information Agreement, in addition to any other remedy available to CTI, CTI’s obligation under this Section 1(b) shall terminate immediately.

For purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), each payment that is paid under the preceding paragraph (other than payments referenced in Section 1(b)(iii) above and COBRA reimbursements) is hereby designated as a separate payment. Notwithstanding anything stated herein, if the Company (for this purpose, “employer” as defined in Treasury Regulation Section 1.409A-1(h)(3)) is publicly traded on an established securities market or otherwise at the time of Executive’s Separation and, at the time of Executive’s Separation he is a “specified employee,” as defined in Treasury Regulation Section 1.409A-1(i), then any severance that Executive would otherwise be entitled to pursuant to 1(b) during the six (6) month period following his Separation (for purposes of clarity, this does not include amounts referenced in Section 1(b)(iii) above or COBRA reimbursements) shall not be paid during such six (6) month period and shall instead be paid on the first business day following the expiration of such six (6) month period or, if earlier, the date of Executive’s death, and any remaining payments shall continue to be paid in accordance with this Section 1(b).

The Executive shall have no right under this Agreement or otherwise to receive any bonus, stock options, or other compensation awarded or benefits provided, determined or paid subsequent to the Severance Date to other employees of CTI, pro rata or otherwise. However, if Executive is terminated by CTI without Cause or the Executive resigns from Executive’s employment for Good Reason: (i) all unvested stock based compensation to which the Executive may have rights on the Severance Date shall accelerate and immediately vest and all options shall remain exercisable for a period of three (3) months following the Severance End Date. If and only if, CTI is a privately held company on the Executive’s Severance Date, CTI shall recommend to the Board of Directors to extend an exercise period from three (3) months to two (2) years after the Severance Date for stock options other than any incentive stock options in which the Executive may have rights on the Severance Date; provided however, should CTI stock become publicly traded during any extended stock option exercise period granted hereunder, Executive may only exercise stock options in which Executive may have rights during the three (3) month period following the date a corresponding S-8 registration statement is declared effective; or ii) the last day of the extended stock option exercise period. The decision to accept CTI’s recommendation to extend the exercise period shall be within the sole discretion of the Board of Directors. If CTI Common Stock is publicly traded on the Severance Date, any exercise period will remain as provided for in the parties’ corresponding Stock Option Agreement(s).

2.	Gross-Up. In the event that any compensation and other benefits provided for in this Agreement or amounts otherwise payable to the Executive constitute “parachute payments” within the meaning of Section 280G of the Code and will be subject to the excise tax imposed by Section 4999 of the Code, then the Executive shall receive (i) a payment from the Company sufficient to pay such excise tax, and (ii) an additional payment from the Company sufficient to pay the excise tax and federal and state income taxes arising from the payments made by the Company to Executive pursuant to this sentence. Any payment required pursuant to this Section 2 shall be paid as soon as practicable after a determination is made pursuant to this Section; provided that in any event, such payment shall be paid by the end of the calendar year next following the calendar year in which Executive remits the related taxes in compliance with Treasury Regulation Section 1.409A-3(i)(1)(v). Any determination required under this Section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes. In the event that the excise tax incurred by Executive is determined by the Internal Revenue Service to be greater or lesser than the amount so determined by the Accountants, the Company and Executive agree to promptly make such additional payment, including interest and any tax penalties, to the other party as the Accountants reasonably determine is appropriate to ensure that the net economic effect to Executive under this Section, on an after-tax basis, is as if the Code Section 4999 excise tax did not apply to Executive. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on interpretations of the Code for which there is a “substantial authority” tax reporting position. The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.”

This letter agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. To indicate your acceptance of this letter agreement, please sign and date this letter in the space provided below on or before [date] and return it to me.

IN WITNESS WHEREOF, the parties have executed this letter agreement on the date(s) set forth below.

“CELL THERAPEUTICS, INC.”	“EXECUTIVE”

By:

Dated:	Dated: